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                                                                    EXHIBIT 11.1

                    NUTRACEUTICAL INTERNATIONAL CORPORATION

                  COMPUATION FOR PRO FORMA EARNINGS PER SHARE
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                                                                    YEAR ENDED
                                                                   SEPTEMBER 30,
                                                                       1997
                                                                   -------------

PRO FORMA COMPUTATION OF PRIMARY EARNINGS
 PER SHARE:
Net income.....................................................     $     4,248
                                                                    ============
Weighted average number of common stock and common stock
 equivalents outstanding.......................................       9,337,875
Net additional shares issuable in connection with stock options
 and warrants pursuant to the treasury stock method............       1,447,458
                                                                    ------------

Weighted average number of common stock and common
 stock equivalents.............................................      10,758,333
                                                                    ============
Pro forma net income per share.................................            0.39
                                                                    ============

SUPPLEMENTAL PRO FORMA COMPUTATION OF
 PRIMARY EARNINGS PER SHARE:
Weighted average number of common stock and common
 stock equivalents.............................................      10,785,333
Shares to be issued............................................       2,000,000
                                                                    ------------
                                                                     12,785,333
                                                                    ============

Net income:
 As reported...................................................     $     4,248
 Add: interest paid............................................           2,360
 Less: tax effect..............................................            (932)
                                                                    ------------
 As adjusted...................................................     $     5,676
                                                                    ============
Supplemental pro forma net income per share....................     $      0.44

PRO FORMA COMPUTATION OF FULLY DILUTED
 EARNINGS PER SHARE:
Net income.....................................................     $     4,248
                                                                    ============
Weighted average number of common stock and common
 stock equivalents outstanding.................................       9,337,875
Net additional shares issuable in connection with stock options and warrants on a fully diluted basis pursuant to the
 treasury stock method.........................................       1,447,458
                                                                    ------------
                                                                     10,785,333
                                                                    ============
Pro forma fully diluted net income per share...................     $      0.39
                                                                    ============